Exhibit 3.6(a)

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION OF

SCI OF VIRGINIA, INC

1. The name of the Corporation is SCI of Virginia, Inc.

2. Article One of the Corporation’s Articles of Incorporation shall be deleted in its entirety, and a new Article One shall he inserted in its place, which shall read as follows:

The name of the Corporation is SCI Services, Inc.

3. This amendment was adopted on August 14, 2001 by the written consent of the holder of all of the issued and outstanding voting stock of the Corporation

IN WITNESS WHEREOF. the undersigned President of the Corporation has executed these articles of Amendment on behalf of the Corporation.

Date:
	By:	Michael L. Sawyer
	Its:	President

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION OF

SAXON CAPITAL, INC.

1. The name of the Corporation is Saxon Capital. Inc.

2. Article One of the Corporation’s Articles of Incorporation shall be deleted in its entirety, and a new Article One shall he inserted in its place, which shall read as follows:

The name of the Corporation is SCI of Virginia. Inc.

3. This amendment was adopted on August 3, 2001 by the written consent of the holder of all of the issued and outstanding voting stock of the Corporation.

IN WITNESS WHEREOF. the undersigned Executive Vice President of the Corporation has executed these articles of Amendment on behalf of the Corporation.

Date:
	By:	Robert C. Partlow
	Its:	Executive Vice President, Chief Financial Officer and Treasurer

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION OF

DOMINION MORTGAGE SERVICES, INC.

1. The name of the Corporation is Dominion Mortgage Services, Inc.

2. Article One of the Corporation’s Articles of Incorporation shall he deleted in its entirety, and a new Article One shall he inserted in its place, which shall read as follows:

The name of the Corporation is Saxon Capital, Inc.

3. This amendment was adopted on March 1. 2001 by the written consent of the holder of all of the issued and outstanding voting stock of the Corporation.

IN WITNESS WHEREOF, the undersigned President Senior Vice President of the Corporation has executed these articles of Amendment on behalf of the Corporation.

Date:
	By:	Charles E. Coudriet
	Its:	President

DOMINION MORTGAGE SERVICES, INC.

ARTICLES OF INCORPORATION

ARTICLE I

NAME

The name of the Corporation is Dominion Mortgage Services, Inc.

ARTICLE II

PURPOSE

The Corporation is organized to engage in any lawful business not required by the Virginia Stock Corporation Act to be stated in the Articles of Incorporation.

ARTICLE III

AUTHORIZED SHARES

3.1 Number and Designation. The number and designation of shares that the Corporation shall have authority to issue and the par value per share are as follows:

Class	Number of Shares	Par Value
Common	5,000	$1.00

3.2 Preemptive Rights. No holder of outstanding shares shall have any preemptive right with respect to (i) any shares of any class of the Corporation, whether now or hereafter authorized, (ii) any warrants, rights or options to purchase any such shares, or (iii) any obligations convertible into any such shares or into warrants, rights or options to purchase any such shares.

3.3 Voting; Distributions. The holders of the Common Shares shall have unlimited voting rights and are entitled to receive the net assets of the Corporation upon the liquidation, dissolution or winding up of the affairs of the Corporation.

ARTICLE IV

REGISTERED OFFICE AND REGISTERED AGENT

The address of the initial registered office of the Corporation, which is located in the City of Richmond, Virginia, is One James Center, 901 E. Cary Street, Richmond, Virginia 23219. The initial registered agent of the Corporation is R. Marshall Merriman, Jr., whose business office is identical with the registered office and who is a resident of Virginia and a member of the Virginia State Bar.

ARTICLE V

INDEMNIFICATION

5.1 Mandatory Indemnification. The Corporation (the term “Corporation” as used in this Section 5.1 shall mean this Corporation only and no predecessor entity or other legal entity) shall indemnify any individual who is, was or is threatened to be made a party to a civil, criminal, administrative, investigative or other proceeding (other than a proceeding by or in the right of the Corporation or by or on behalf of its shareholders, or a proceeding in which he or she was adjudged liable on the basis of having improperly received a personal benefit) because such individual is or was a director or officer of the Corporation or of any other legal entity controlled by the Corporation, or is or was a fiduciary of any employee benefit plan established at tae direction of the Corporation, against all liabilities and reasonable expenses incurred by him or her on account of the proceeding. Indemnification pursuant to this Section 5.1 shall be subject to the following conditions: (i) if the proceeding relates to the performance of duties by the individual seeking indemnification, such individual shall have conducted himself or herself in good faith and believed that his or her conduct was in the best interests of the legal entity he or she was serving or of its participants, if such legal entity was an employee benefit plan; (ii) if the proceeding is a criminal proceeding, the individual seeking indemnification shall have no reasonable cause to believe that his or her conduct prior to the initiation of the proceeding was unlawful; and (iii) if the proceeding is any other type of proceeding, the individual seeking indemnification, prior to the initiation of the proceeding, shall have conducted himself or herself in good faith and believed that his or her conduct was at least not opposed to the best interests of the legal entity such individual was serving or its participants, if such legal entity was an employee benefit plan. Before any indemnification is paid a determination shall be made that indemnification is permissible in the circumstances because the person seeking indemnification has met the standard of conduct set forth above. Such determination shall be made in the manner provided by Virginia law for determining that indemnification of a director is permissible. Unless a determination has been made that indemnification is not permissible, the Corporation shall make advances and reimbursement for expenses incurred by any of the persons named above upon receipt of an undertaking from him or her to repay the same if it is ultimately determined that such individual is not entitled to indemnification. The Corporation is authorized to contract in advance to indemnify any of the persons named above to the extent it is required to indemnify them pursuant to the provisions of this Section 5.1.

5.2 Miscellaneous. The rights of each person entitled to indemnification under this Article shall inure to the benefit of such person’s heirs, executors and administrators. Indemnification pursuant to this Article shall not be exclusive of any other right of indemnification to which any person may be entitled, including indemnification pursuant to a valid contract, indemnification by legal entities other than the Corporation and indemnification under policies of insurance purchased and maintained by the Corporation or others. However, no person shall be entitled to indemnification by the Corporation to the extent such person is indemnified by another including an insurer.

ARTICLE VI

LIMITATION OF LIABILITY

To the extent permitted by the Virginia Stock Corporation Act, as it now exists or is hereafter amended, the liability to the Corporation or its shareholders of an officer or director of the Corporation for monetary damages arising out of a single transaction, occurrence or course of conduct shall be limited to one dollar.

Dated: April 1, 1996

By:
Stuart Y. Inge, Incorporator

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